Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2014, except with respect to our opinion in the consolidated financial statements insofar as it relates to effects of the change in the composition of reportable segments discussed in Note 17, the effects of discontinued operations discussed in Note 19 and the effects of a revision as discussed in Note 8, as to which the date is September 15, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Pitney Bowes Inc.’s Current Report on Form 8-K dated September 15, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
September 15, 2014